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                                                                   EXHIBIT 10.4



                KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

This agreement, made and entered into as of this 1st day of March, 1999, by and between Cornerstone Community Bank, Inc., a Tennessee chartered state bank, (the "Bank"), which is a 100% wholly owned affiliate of Cornerstone Bancshares, Inc., (the "Company"), and Jerry D. Lee (the "Executive").

WHEREAS, the Executive has been employed by the Bank as an executive officer, and the Bank enters into this agreement as additional incentive to the Executive to continue as an executive employee of the Bank; and,

WHEREAS, the parties desire by this written agreement to set forth their understanding as to their respective rights and obligations in the event of a Change-in-Control with respect to the Bank or the Company.

NOW, THEREFORE, the undersigned parties agree as follows:

1.       Definitions:

         a. Change-in-Control of the Bank or Company. A Change-in-Control occurs when:

                  (i) The shareholders of the Bank or the Company approve a merger or consolidation of either entity with any other entity as a result of which less than 50% of the outstanding voting securities of the surviving entity are owned by the former shareholders of the Bank or the Company; or,


                  (ii) The shareholders of the Company approve the sale of substantially all of the Bank's assets to an entity that is not a wholly owned affiliate of the Company.

         b. Code. The term "Code" means the Internal Revenue Code of 1986, as amended.

         c. Merger Agreement. The "Merger Agreement" means that agreement entered into by the Bank or the Company and the Negotiating Successor Entity defining the terms, conditions, rights, warranties and responsibilities of the entities involved in the proposed merger or consolidation. The "Merger Agreement" must be approved by the Board of Directors of the Bank or the Company prior to the date of the Change-in-Control.

         d. Negotiating Successor Entity. The "Negotiating Successor Entity" is the entity expected to be the surviving entity subsequent to the date of the Change-in-Control, as defined above, excluding affiliates of the Bank or the Company.

         e. Termination Date. Except as otherwise provided the term "Termination Date" means the date the Executive's employment is terminated.

2. Term of Agreement. This agreement shall be effective as of this 1st day of March, 1999, and continue for the term of three (3) years, which term may be extended for additional periods or cancelled as determined by the Board of Directors of the Bank or the Company. If this agreement should expire within nine (9) months of the date of Change-in-Control, then this agreement shall automatically be extended to the date of Change-in-Control.

3. Continuation of Employment. As a precondition of any Merger Agreement, Company or Bank shall require the Negotiating Successor Entity to negotiate with the Executive. The Executive has an obligation to negotiate with the Negotiating Successor Entity and accept a position, if a position of executive status in the Chattanooga area is offered, and this offer is documented by a continuing employee agreement ("the Employment Agreement"). Executive status is defined as Vice President level or above. The Employment Agreement will define among other things, but not be limited to, salary, title, responsibilities, employment location, employment benefits, death benefits, disability benefits, expense and interest with respect to enforcement of the Employment Agreement, non-compete definitions, definitions of "Cause" for termination by the Negotiating Successor Entity and definitions of "Good Reason" for termination by the Executive. The terms as agreed to by the Executive and the Negotiating Successor Entity will be included in the Merger Agreement. It is the intention of this agreement that the terms of the Employment Agreement be included in the Merger Agreement or incorporated by reference prior to the final approval by the Board of Directors of the



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         Bank or the Company of the Merger Agreement. If an Employment
         Agreement is finalized between the Executive and the Negotiating Successor Entity, it must include at a minimum the following items:

         a. The Executive shall receive an Employment Agreement for two years from the date of the Change-in-Control;

         b. The Executive shall receive an annual salary not less than 100% of the Executive's aggregated annual base compensation as in effect as of the date of the Change-in-Control;

         c. The Executive shall be reimbursed, according to standard policies in effect on the date of the Change-in-Control, for any and all reasonable and necessary expenses incurred by the Executive on behalf of the Bank, the Company or the Negotiating Successor Entity including, but not limited to, travel expenses;

         d. The Executive shall be included in any and all benefit plans providing general benefits for the employees, including, but not limited to, group life insurance, medical insurance, dental insurance, long-term disability insurance, pension, profit-sharing. The Executive shall be provided any and all other benefits and perquisites made available to other employees of comparable status and position offered by the Negotiating Successor Entity;

         e. The Executive shall receive annually not less than the amount of paid vacation and holidays received annually on the date of the Change-in-Control, or such amount of paid vacation and holidays as may be made available to other employees of comparable status and position; and,

         f. The Executive shall be included in all plans providing special benefits to other employees of comparable status and position, including but not limited to, profit-sharing, bonus, deferred compensation, incentive compensation, stock options.

4. Payment Upon Termination. If the Negotiating Successor Entity does not offer the Executive an Employment Agreement in accordance with paragraph 3 above, the following will be the terms for a Payment upon Termination due to the Executive:

                  (i) All salary earned or accrued but not yet paid through the Termination Date;

                  (ii) Reimbursement for any and all expenses incurred by the Executive on behalf of the Bank, the Company or the Negotiating Successor Entity, but not yet paid, through the Termination Date;

                  (iii) Any and all cash benefits previously earned, but not yet paid, including any deferred compensation, accrued pension, bonus or incentive compensation through the Termination Date;

                  (iv) All other payments and benefits to which the Executive may be entitled under the terms of any benefit plan of the Bank or the Company;

                  (v) All incentive stock options, restricted stock and stock appreciation rights to which the Executive may be entitled will become immediately vested at 100%; and,

                  (vi) A lump sum payment, equal to two (2) times the Executive's annualized base compensation then in effect at the Termination Date.

         a. If the Negotiating Successor Entity and the Executive fail to reach an understanding on the terms and conditions of the Employment Agreement because the Executive does not negotiate in "Good-Faith", the Executive's termination date will be the date of Change-in-Control. The Payment Upon Termination will include items 3(i) to 3(iv) from above. "Good Faith" shall mean the Executive should negotiate with the Negotiating Successor Entity for an Employment Agreement with similar terms and conditions as are applicable at the Bank or Company on the date immediately preceding the Change-in-Control.

         b. It is the intention of the Bank and the Company that no portion of the Payment Upon Termination be deemed to be a parachute payment as defined in Section 280G(b)(2) of the Code, as amended. The Payment Upon Termination shall not exceed the maximum limit imposed by Section 4999 of the Code, as amended.

         c. The Payment upon Termination will be paid in full by the 15th day following the Termination Date.



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         d.       It is the intention of this agreement that the terms of the
                  Payment Upon Termination be included in the Merger Agreement prior to the final approval by the Board of Directors of the Bank or the Company of the Merger Agreement.

5.       Non-competition. In the event of payment pursuant to paragraph 4, for
         (1) year following the Termination Date the executive agrees not to become engaged in any business or activities within the Chattanooga Standard Metropolitan Statistical Area, which is directly or indirectly in competition with any business or activity engaged in by the Negotiating Successor Entity.

6. Enforcement. The provisions of this agreement shall be regarded as divisible, and if any of said provisions or any parts of any provisions are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining agreement shall not be affected.

7. Amendment or Cancellation. The Bank or the Company shall retain the right to terminate the employment of the Executive at any time for sufficient cause. This agreement may not be amended, modified or cancelled within nine (9) months of the date of Change-in-Control except by written instrument executed by the Bank and the Executive.

8. Venue and Governing Law. This agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Tennessee. Any action concerning this agreement shall be brought in the federal or state courts located in the County of Hamilton, Tennessee, and each party consents to the venue and jurisdiction of such courts.

9. Notice. Notices given pursuant to this agreement shall be in writing and shall be deemed given when received and if mailed, shall be mailed by United States registered or certified mail, if to the Bank or the Company, to:

                                      Cornerstone Community Bank
                                      5319 Highway 153
                                      Hixson, TN  37343

         or if to the Executive, at the address set forth below the Executive's signature line of this agreement.

10. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

11. Company Consent. This agreement is conditioned upon the consent of the Company and the Company's agreement to implement those provisions of the agreement over which it has control.

12. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this agreement.

13. Entire Agreement. This agreement expresses the entire agreement of the parties with respect to the subject matter hereof.



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IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first written above.

CORNERSTONE COMMUNITY BANK



EXECUTIVE:

By: Jerry D. Lee
   ----------------------------------
Title: Executive Vice President and
       Senior Loan Administrator